                                                                    EXHIBIT 99.1

NEWS
For Immediate Release                                             (EL PASO LOGO)


             EL PASO CORPORATION REPORTS SECOND QUARTER 2003 RESULTS

HOUSTON, TEXAS, AUGUST 13, 2003--El Paso Corporation (NYSE:EP) today reported results for the second quarter of 2003 and updated its progress on its 2003 operational and financial plan.

HIGHLIGHTS

     o The company announced that Douglas L. Foshee will become the new president and chief executive officer, effective September 2, 2003.

     o Year-to-date cash flow from operations increased to $1 billion from $527 million in the first half of 2002.

     o During the first six months of 2003, El Paso reduced its consolidated obligations senior to common stock by $1.5 billion, net of non-recourse project finance debt.

     o The company continued to make progress on its asset sale program with approximately $2.7 billion (78 percent) of sales completed or announced against its 2003 goal of $3.4 billion.

     o The company continues to make substantial progress in its restructuring efforts by exiting non-strategic businesses, which will allow El Paso to focus on the future growth of its core businesses.

     o El Paso completed a number of important financings and extended its near-term debt maturities.

     o The company executed definitive settlement agreements associated with the western energy crisis.

     o The company completed its announced Clean Slate Initiative, which resulted in the identification of approximately $445 million of cost savings and business efficiencies that will be phased in by the end of 2004.

     o While the pipeline, production, midstream, and power businesses achieved good second quarter results, financial results for energy trading were below expectations. The company is continuing its progress towards the liquidation of its trading book.

FINANCIAL RESULTS

El Paso implemented two important strategic initiatives during the second quarter that affected financial results. As previously announced, El Paso's petroleum business was moved to discontinued operations as a result of the decision to exit that business within the next 12 months. In accordance with Generally Accepted Accounting Principles (GAAP), prior periods have been restated (with no impact to net income) to classify petroleum as a discontinued operation. In addition, as part of the company's efforts to simplify its balance sheet, El Paso purchased the equity interests of Gemstone and Electron for a total of $225 million in the second quarter, and the associated assets and debt were consolidated accordingly. Because the Electron acquisition process began in the first quarter, GAAP required that first quarter 2003 results be restated (with no impact to net income) to reflect the consolidation of the Electron assets as of January 1, 2003.

SECOND QUARTER RESULTS                                               QUARTER ENDED JUNE 30

(In millions, except per share amounts)                             2003              2002
                                                            ------------      ------------
GAAP net loss                                               $     (1,188)     $        (45)
Discontinued operations, net of income taxes                         916               116
Cumulative effect of accounting changes                               --               (14)
                                                            ------------      ------------
GAAP income (loss) from continuing operations               $       (272)     $         57
Significant items from continuing operations, net of
tax                                                                  264               226
                                                            ------------      ------------
Pro forma net income (loss)                                 $         (8)     $        283

GAAP loss per share-diluted                                 $      (1.99)     $       (.08)
Discontinued Operations                                             1.54               .22
Cumulative effect of accounting changes                               --              (.03)
                                                            ------------      ------------
GAAP earnings (loss) from continuing operations per
share-diluted                                               $       (.45)     $        .11
Significant items from continuing operations                         .44               .42
                                                            ------------      ------------
Pro forma earnings (loss) per share-diluted                 $       (.01)     $        .53

                             SECOND QUARTER RESULTS

El Paso reported a net loss of $1.2 billion, or $1.99 per diluted share, for the second quarter of 2003 compared with a loss of $45 million, or $.08 per diluted share, in the second quarter of 2002. On a pro forma basis, the company had a second quarter 2003 loss of $8 million, or $0.01 per diluted share, compared with earnings of $283 million, or $.53 per diluted share, in the second quarter of 2002. Second quarter 2003 results for discontinued operations include an $836-million after-tax, or $1.40 per share, impairment of its petroleum business, primarily related to the decision to sell the Aruba refinery. Second quarter 2003 significant items affecting continuing operations totaled $264 million, or $.44 per diluted share, mostly attributable to an impairment of telecom assets and the western energy settlement. Last year's second quarter results included significant items totaling $226 million, or $.42 per diluted share, primarily for ceiling test charges on Canadian and other international natural gas and oil properties and restructuring costs. A complete schedule of significant items is attached to this release.

While not listed as significant items, two additional items negatively impacted second quarter 2003 results. An increase in the value of the Euro against the dollar affected the unhedged portion of El Paso's Euro-denominated debt, causing an additional $46 million of pre-tax corporate expense ($35 million after-tax, or $.06 per diluted share). Also, the early repayment of a $1.2-billion secured loan caused an additional $37 million of pre-tax corporate expense ($28 million after-tax, or $.05 per diluted share). This repayment results in annual interest expense savings of $24 million.

El Paso reported strong cash flow from operating activities for the first six months of 2003 of $1.0 billion. The company generated $527 million of cash flow from operating activities during the same period last year.

"Although this has been a difficult year for El Paso shareholders, we believe that the actions we are taking will position us for further debt reduction and earnings growth in 2004," said Ronald L. Kuehn, Jr., chairman and chief executive officer of El Paso Corporation. "We are making steady progress on our asset sale program, simplifying our balance sheet, reducing our total obligations senior to common stock, and continuing the liquidation of our trading book. All of these are important components of our concerted efforts to strengthen the company."

                         SECOND QUARTER SEGMENT RESULTS

PIPELINE GROUP

The Pipeline Group's second quarter reported EBIT was $145 million compared with reported EBIT of $323 million during the second quarter of 2002. Second quarter 2003 results include $154 million of charges primarily related to the western energy settlement and related expenses. After adjusting for significant items, second quarter 2003 pro forma EBIT was $299 million compared with $324 million for the same 2002 period. The decline is due to the sale of Colorado Interstate Gas Company's production properties in July 2002, the sale of ANR Pipeline's ownership in the Alliance pipeline system in November 2002, and lower revenues on the El Paso Natural Gas pipeline system. These factors were partially offset by the reactivation of the Elba Island LNG facility and new expansion projects, including Southern Natural Gas Company's South System I expansion.

El Paso's Pipeline Group continues with its active expansion program. In May, Cheyenne Plains Gas Pipeline Company filed an application with the Federal Energy Regulatory Commission seeking approval to construct, own, and operate a new, 560-thousand dekatherm per day (MDth/d) interstate pipeline to transport natural gas from the Rockies to markets in the Mid-continent. The pipeline is scheduled to be in-service by mid-2005. In June, Tennessee Gas Pipeline Company announced the completion of construction and the beginning of service on its Can-East Project that extends its system in northern Pennsylvania to Leidy, Pennsylvania. Tennessee also placed its South Texas Expansion Project into service on August 1, 2003. The project connects Tennessee's existing South Texas system in Hidalgo County to Gasoducto del Rio, a new natural gas pipeline in northern Mexico.

PIPELINE GROUP RESULTS                 SECOND QUARTER ENDED JUNE 30

(In millions)                                 2003             2002
                                      ------------     ------------
GAAP Operating Income                 $        112     $        277
Equity and Other Income                         33               46
                                      ------------     ------------
Reported EBIT                         $        145     $        323
Significant items(1)                           154                1
                                      ------------     ------------
Pro forma EBIT                        $        299     $        324

Total throughput (BBtu/d)                   19,007           19,080

(1) Significant items: Principally western energy settlement and related expenses (2003); restructuring costs (2002).

PRODUCTION

Production's reported EBIT for the second quarter 2003 was $168 million versus $7 million during the second quarter of 2002. Reported results for 2002 included a $234-million ceiling test charge associated primarily with Canadian and other international natural gas and oil properties. Second quarter equivalent production declined 25 percent due largely to sales of proved reserves since early 2002. The realized price for natural gas, net of hedges, rose to $4.06 per thousand cubic feet (Mcf) in 2003 from $3.45 per Mcf in 2002, while the realized price for oil, condensate, and liquids, net of hedges, rose to $25.15 from $22.14 per barrel (Bbl). Total per-unit costs increased to an average of $2.69 per thousand cubic feet equivalent (Mcfe) in the second quarter 2003 compared with $1.92 per Mcfe during the same 2002 period. The per-unit costs were affected by a higher depletion rate resulting from higher finding and development costs experienced over the last year and the sale of reserves that have decreased the company's reserve base. In addition, the per-unit costs were affected by increased corporate expense allocations on lower equivalent production and tax credits taken in 2002 for qualified natural gas wells.

The company has hedged approximately 108 trillion British thermal units (TBtu) of its remaining expected 2003 natural gas production at a NYMEX price of $3.45 per million British thermal unit (MMBtu) or $3.65 per Mcf. For 2004, El Paso has hedged approximately 75 TBtu of its natural gas production at a NYMEX price of $2.55 per MMBtu or $2.70 per Mcf. The company expects that its 2003 realized price for natural gas will be approximately $.50 less than the NYMEX spot price due to transportation costs and regional price differentials.

El Paso's exploration program has delivered good results so far this year, particularly in the deep shelf Gulf of Mexico and Brazil. The company has been successful on eight of 11 deep-shelf exploration wells. These discoveries have resulted in approximately 130 billion cubic feet equivalent (Bcfe) of proved reserves, with another 50 Bcfe of probable reserves identified. These discoveries will add an estimated 185 million cubic feet equivalent per day (MMcfe/d) of production, net to El Paso's interest. To date, only one well has been placed on stream for 20 MMcfe/d. Offshore Brazil, El Paso has made two discoveries in the Camamu Basin and the Santos Basin that are adding an initial 256 Bcfe of proved reserves with another 374 Bcfe of probable reserves that could be added with additional drilling and testing.

While El Paso's exploration and development drilling programs have yielded good results this year, delays in connecting new wells, the loss of production from existing Gulf of Mexico and South Texas wells, and a faster than anticipated decline of base production have caused reduced expectations for 2003 production. The company now believes that its full year 2003 production will be between 450 and 470 Bcfe, approximately 85 percent of which is natural gas.

PRODUCTION RESULTS                                           SECOND QUARTER ENDED JUNE 30
(In millions)                                                       2003             2002
                                                            ------------     ------------
GAAP Operating Income                                       $        164     $          5
Equity and Other Income                                                4                2
                                                            ------------     ------------
Reported EBIT                                                        168                7
Significant items(1)                                                   1              234
                                                            ------------     ------------
Pro forma EBIT                                              $        169     $        241

Natural gas sales volumes (MMcf)                                  96,857          120,020
Oil, condensate and liquids sales volumes (MBbls)                  2,644            4,966
Total equivalent sales volumes (MMcfe)                           112,723          149,816
Weighted average realized prices:
     Natural gas ($/Mcf)                                    $       4.06     $       3.45
     Oil, condensate and liquids ($/Bbl)                    $      25.15     $      22.14

(1) Significant items: Restructuring costs and Canadian intangible impairment offset by an asset sale gain (2003); ceiling test charges on Canadian and other international natural gas and oil properties (2002).

FIELD SERVICES

Field Services reported an EBIT loss of $54 million for the second quarter 2003 compared with income of $54 million during the second quarter of 2002. Reported results for 2003 include an $80-million impairment of a joint venture interest in the Dauphin Island pipeline system, Mobile Bay gas processing plant and related assets plus $3 million of restructuring costs offset by $6 million of asset sale gains. Quarterly results for 2002 included a $10-million asset sale gain. Second quarter 2003 pro forma EBIT was lower than 2002 levels, primarily due to the sale of approximately $1 billion of midstream assets in the past year to GulfTerra Energy Partners (NYSE:GTM) and other third parties. As a result of these asset sales, El Paso's remaining midstream business is largely comprised of certain gas processing plants and its interest in GulfTerra.

The earnings contribution from GulfTerra increased to $42 million this quarter from $18 million during the second quarter of 2002. GulfTerra had a very successful second quarter due to significant contributions from the onshore San Juan and Permian Basin assets and the offshore Viosca Knoll pipeline and Falcon Nest platform and pipeline. Cash distributions from GulfTerra totaled $31 million during the quarter compared with $19 million in the second quarter of 2002.

The decrease in gathering and transportation volumes from prior-year levels is due to asset sales. Processing margins were reduced during the quarter due to higher gas prices and reduced petrochemical and refinery demand for natural gas liquids.

FIELD SERVICES RESULTS                                   SECOND QUARTER ENDED JUNE 30
(In millions)                                                  2003              2002
                                                       ------------      ------------
GAAP Operating Income (loss)                           $        (16)     $         36
Equity and Other Income (expense)                               (38)               18
                                                       ------------      ------------
Reported EBIT (loss)                                            (54)               54
Significant items(1)                                             77                (9)
                                                       ------------      ------------
Pro forma EBIT                                         $         23      $         45

Gathering and transportation
volumes (BBtu/d)                                                444             2,265
Weighted average gathering and transportation
rate ($/MMBtu)                                         $        .18      $        .20
Total processing volumes (Inlet BBtu/d)                       3,202             3,956
Weighted average processing
margins ($/MMBtu)                                      $        .08      $        .11
Total NGL production (Bbl/d)                                 91,818           181,718

(1) Significant items: Joint venture impairment and restructuring costs, offset by a net asset sales gain (2003); gain on an asset sale (2002).

MERCHANT ENERGY

The Merchant Energy Group, consisting of domestic and international power, LNG, and energy trading, reported second quarter 2003 EBIT of $76 million compared with $123 million in the prior-year period. Significant items for 2003 include an $18-million reduction in the estimated western energy settlement liability, net of related expenses, plus offsetting net asset sale gains, impairments and restructuring costs, while 2002 results included $11 million for restructuring costs.

El Paso's power business had pro forma second quarter EBIT of $169 million versus $213 million in 2002. Second quarter results reflect the consolidation of earnings from Electron, which earned $70 million during the period compared with $78 million last year, including $46 million of management fees earned in 2002. EBIT from the Gemstone investment consolidated in April 2003 increased by $33 million for the quarter compared with last year. Also contributing to 2003 results was higher income from domestic power assets. Last year's results also benefited from the $90-million gain from a buyout of a power contract in El Salvador.

Trading operations had a second quarter pro forma EBIT loss of $95 million compared with a $132-million EBIT loss in the same 2002 period. Several factors contributed to the second quarter 2003 loss. A lower spread between natural gas prices and power prices at quarter end caused a $31-million mark-to-market loss on a power tolling arrangement in the Midwest. El Paso also incurred approximately $15 million of demand charges for transportation and storage contracts that were not fully utilized due to decreased activity as the company continues to exit trading and focus on conserving cash. The remainder of the losses came primarily from general and administrative expenses, including $12 million of accretion for the western energy settlement liability.

LNG and Other had a pro forma EBIT loss of $17 million in the second quarter of 2003 versus income of $53 million last year. The decrease was primarily due to mark-to-market income from the execution of the Snovhit LNG supply contract in 2002 and mark-to-market losses on LNG supply contracts in 2003.

El Paso continues to show consistent progress in exiting the trading business. Since the beginning of the year through June 30, 2003, forward contract positions have declined 40 percent, including the liquidation of its European trading portfolio and its coal, currency, and interest rate books. In addition, the company's transportation capacity has declined 57 percent, and storage capacity has declined 78 percent. The company also continues to pursue the sale of its domestic power facilities and LNG supply contracts.

MERCHANT ENERGY RESULTS                            SECOND QUARTER ENDED JUNE 30
(In millions)                                            2003              2002
                                                 ------------      ------------
GAAP Operating Income (Loss)                     $        (46)     $         36
Equity and Other Income                                   122                87
                                                 ------------      ------------
Reported EBIT                                    $         76      $        123
Significant items(1)                                      (19)               11
                                                 ------------      ------------
Pro forma EBIT                                   $         57      $        134

(1) Significant items: western energy settlement liability and related expenses plus offsetting net asset sale gains, impairments and restructuring costs
(2003); restructuring costs (2002).

Detailed operating statistics for each of El Paso's businesses are available at www.elpaso.com in the Investors section.

                                INTEREST EXPENSE

Interest expense on outstanding debt and preferred interests of consolidated subsidiaries (which includes payments on financings such as preferred securities and Clydesdale) increased to $479 million in the second quarter of 2003 versus $347 million in the prior year. The increase is due to higher average debt balances in 2003 and the consolidation of Electron, Gemstone, and the Lakeside operating lease.

INTEREST EXPENSE AND RETURN ON PREFERRED
INTERESTS OF CONSOLIDATED SUBSIDIARIES                       SECOND QUARTER ENDED JUNE 30
(In millions)                                                       2003             2002
                                                            ------------     ------------
Interest expense                                            $        463     $        304
Return on preferred interests of consolidated
subsidiaries                                                          16               43
                                                            ------------     ------------
Total expense                                               $        479     $        347

                                     OUTLOOK

El Paso has created a Board-level Long Range Planning Committee, which is preparing a course of action to optimize and streamline the company's core natural gas businesses, achieve improved earnings and additional debt reduction, and generate free cash flow. The plan will undergo further review by Douglas L. Foshee after he becomes El Paso's president and chief executive officer on September 2, 2003.

On a reported basis for 2003, El Paso expects to realize a loss of approximately $2.35 to $2.65 per diluted share. This forecast assumes that discontinued operations will break even for the rest of the year and that there will not be any additional significant items. El Paso now expects to achieve pro forma earnings per diluted share for continuing operations for 2003 of approximately $.15 to $.45. This is based primarily on lower natural gas and oil production and current natural gas prices, the movement of petroleum to discontinued operations and greater-than-expected trading losses.

                                LIQUIDITY UPDATE

As of July 31, 2003, El Paso had $3.0 billion of available cash and lines of credit as detailed below.

SOURCES
(in billions)
Available cash                                   $        1.5
2-year bank facility                                      3.0
Multi-year bank facility                                  1.0
                                                 ------------
  Subtotal sources                               $        5.5
USES
2-year bank facility                             $        1.5
2-year facility letters of credit                         1.0
Multi-year bank facility                                   --
Multi-year facility letters of credit                      --
                                                 ------------
  Subtotal uses                                  $        2.5
                                                 ------------
Net available cash and lines of credit           $        3.0

As of June 30, 2003, El Paso had $1.8 billion of total cash, $1.4 billion of which was readily available. El Paso's multi-year bank facility expired on August 4, 2003, and was not renewed in accordance with its previously announced financing plans.

                    DISCLOSURE OF NON-GAAP FINANCIAL MEASURES

The SEC's Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are provided herein and will also be maintained on El Paso's Web site at www.elpaso.com in the Investors section.

El Paso uses the non-GAAP financial measure "earnings before interest expense and income taxes" or "EBIT" to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income
(loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes, (ii) income taxes, (iii) interest and debt expense, and (iv) distributions on preferred interests of consolidated subsidiaries. The company excludes interest and debt expense and distributions on preferred interests of consolidated subsidiaries so that investors may evaluate the company's operating results without regard to its financing methods or capital structure. El Paso's business operations consist of both consolidated businesses as well as substantial investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to more effectively evaluate the performance of all El Paso's businesses and investments.

The company also uses the following non-GAAP financial measures to analyze its ongoing operating results and business segments and to monitor, assess, and identify meaningful trends in its operating and financial performance:

o        "pro forma net income (loss)";

o        "pro forma earnings (loss) per share-diluted"; and

o        "pro forma earnings before interest and income taxes" or "pro forma
         EBIT."

These measures reflect adjustments to GAAP net income (loss), GAAP earnings
(loss) per share-diluted, and EBIT, respectfully, for significant items specified herein and in the attached schedule that management believes are unusual due to their nature or infrequency. El Paso believes that pro forma net income (loss), pro forma earnings (loss) per share-diluted and pro forma EBIT measurements are useful to investors because they reflect adjustments for significant items that are unusual due to their nature or infrequency, thereby permitting a meaningful comparison of the company's financial and operating performance between periods and providing important information regarding performance trends.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and business segments and to compare the operating and financial performance of the company and business segments with the performance of other companies within the industry.

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.

          CONFERENCE CALL REMINDER; SLIDES TO BE AVAILABLE ON WEB SITE

El Paso Corporation has scheduled a live webcast to discuss its financial results today at 10:00 a.m. Eastern Daylight Time, 9:00 a.m. Central Daylight Time, which may be accessed online through El Paso's Web site at www.elpaso.com in the Investors section. A limited number of telephone lines will also be available to participants by dialing (973) 935-8506 ten minutes prior to the start of the webcast.

During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available 30 minutes before the webcast and can be accessed in the Investors section.

The webcast replay will be available online through the Web site in the Investors section. A telephone audio replay will be also available through August 20, 2003 by dialing (973) 341-3080 (access code 4069279).

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.


CONTACTS
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554

                               EL PASO CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
                     (In Millions, Except per Share Amounts)
                                   (UNAUDITED)


                                                                              Second Quarter Ended          Six Months Ended
                                                                                    June 30,                   June 30,
                                                                            ------------------------    ------------------------
                                                                               2003          2002          2003          2002
                                                                            ----------    ----------    ----------    ----------

Operating revenues                                                          $    1,679    $    1,821    $    3,604    $    4,737

Operating expenses
    Cost of products and services                                                  441           414         1,032         1,383
    Operation and maintenance                                                      462           434           949           950
    Restructuring costs                                                             31            63           100            63
    (Gain) loss on long-lived assets                                               401           (12)          423           (27)
    Western Energy Settlement                                                      123            --           123            --
    Ceiling test charges                                                            --           234            --           267
    Depreciation, depletion and amortization                                       361           334           721           684
    Taxes, other than income taxes                                                  71            58           149           136
                                                                            ----------    ----------    ----------    ----------
                                                                                 1,890         1,525         3,497         3,456
                                                                            ----------    ----------    ----------    ----------

Operating income (loss)                                                           (211)          296           107         1,281

Equity earnings and other income (expense)                                          45           134           (94)         (261)
                                                                            ----------    ----------    ----------    ----------

Earnings (losses) before interest expense, income taxes and other charges         (166)          430            13         1,020

Interest and debt expense                                                          463           304           876           607

Return on preferred interests of consolidated subsidiaries                          16            43            37            83
                                                                            ----------    ----------    ----------    ----------

Income (loss) before income taxes                                                 (645)           83          (900)          330

Income taxes                                                                      (373)           26          (478)          104
                                                                            ----------    ----------    ----------    ----------

Income (loss) from continuing operations                                          (272)           57          (422)          226

Discontinued operations, net of income taxes                                      (916)         (116)       (1,138)          (56)

Cumulative effect of accounting changes, net of income taxes                        --            14           (22)          168
                                                                            ----------    ----------    ----------    ----------

Net income (loss)                                                           $   (1,188)   $      (45)   $   (1,582)   $      338
                                                                            ==========    ==========    ==========    ==========

Diluted earnings (losses) per common share, as reported
    Income (loss) from continuing operations                                $    (0.45)   $     0.11    $    (0.71)   $     0.43
    Discontinued operations, net of income taxes                                 (1.54)        (0.22)        (1.91)        (0.11)
    Cumulative effect of accounting changes, net of income taxes                    --          0.03         (0.04)         0.32
                                                                            ----------    ----------    ----------    ----------

    Net income (loss)                                                       $    (1.99)   $    (0.08)   $    (2.66)   $     0.64
                                                                            ==========    ==========    ==========    ==========

Diluted average common shares outstanding (000's)                              595,569       532,163       595,316       530,861
                                                                            ==========    ==========    ==========    ==========

                               EL PASO CORPORATION

                   CONSOLIDATED ANALYSIS OF SIGNIFICANT ITEMS
                     (In Millions, Except per Share Amounts)
                                   (UNAUDITED)

                                                                         Second Quarter Ended         Six Months Ended
                                                                               June 30,                    June 30,
                                                                       ------------------------    ------------------------
                                                                          2003          2002          2003          2002
                                                                       ----------    ----------    ----------    ----------

Reported net income (loss)                                             $   (1,188)   $      (45)   $   (1,582)   $      338
                                                                       ----------    ----------    ----------    ----------
Significant items affecting EBIT
    Restructuring costs                                                        31            63           100            63
    Impairment of long-lived assets                                           421            --           439            --
    Impairment of equity investments                                           81            --           374           286
    Impairment of cost basis investments                                       --            --            --            56
    Net gain on sale of long-lived assets                                     (14)          (10)           (8)          (10)
    Net gain on sale of equity investments                                    (23)           --           (12)           --
    Western Energy Settlement and related expenses                            138            --           138            --
    Ceiling test charges                                                       --           234            --           267
    Currency loss on Euro bond offering                                        --            45            --            45
                                                                       ----------    ----------    ----------    ----------
        Total significant items affecting EBIT                                634           332         1,031           707
                                                                       ----------    ----------    ----------    ----------

Income tax effect of above significant items                                 (370)         (106)         (511)         (223)
Discontinued operations, net of income taxes                                  916           116         1,138            56
Cumulative effect of accounting changes, net of income taxes:
    Adoption of Derivatives Issue C-16                                         --           (14)           --           (14)
    Adoption of SFAS No. 143- retirement obligations                           --            --            22            --
    Adoption of SFAS No. 141- elimination of negative goodwill                 --            --            --          (154)
                                                                       ----------    ----------    ----------    ----------
Pro forma net income (loss)                                            $       (8)   $      283    $       98    $      710
                                                                       ==========    ==========    ==========    ==========

Diluted earnings (losses) per common share:
    Pro forma diluted earnings per common share                        $    (0.01)   $     0.53    $     0.16    $     1.33
    Restructuring costs                                                     (0.02)        (0.08)        (0.08)        (0.08)
    Impairment of long-lived assets                                         (0.29)           --         (0.37)           --
    Impairment of equity investments                                        (0.06)           --         (0.32)        (0.36)
    Impairment of cost basis investments                                       --            --            --         (0.07)
    Net gain on sale of long-lived assets                                    0.01          0.01          0.01          0.01
    Net gain on sale of equity investments                                   0.02            --          0.01            --
    Western Energy Settlement and related expenses                          (0.10)           --         (0.12)           --
    Ceiling test charges                                                       --         (0.29)           --         (0.34)
    Currency loss on Euro bond offering                                        --         (0.06)           --         (0.06)
    Discontinued operations                                                 (1.54)        (0.22)        (1.91)        (0.11)
    Cumulative effect of accounting changes:
        Adoption of Derivatives Issue C-16                                     --          0.03            --          0.03
        Adoption of SFAS No. 143- retirement obligations                       --                       (0.04)           --
        Adoption of SFAS No. 141- elimination of negative goodwill             --            --            --          0.29
                                                                       ----------    ----------    ----------    ----------
Reported diluted earnings (losses) per common share                    $    (1.99)   $    (0.08)   $    (2.66)   $     0.64
                                                                       ==========    ==========    ==========    ==========

Adjusted pro forma diluted average common shares outstanding (000's)      595,569       539,975       595,316       547,130
                                                                       ==========    ==========    ==========    ==========
Reported diluted average common shares outstanding (000's)                595,569       532,163       595,316       530,861
                                                                       ==========    ==========    ==========    ==========

                               EL PASO CORPORATION
                          SCHEDULE OF SIGNIFICANT ITEMS
                                   (UNAUDITED)

                                                 Second Quarter Ended June 30,               Six Months Ended June 30,
                                           ------------------------------------------   ------------------------------------------
                                                  2003                   2002                  2003                   2002
                                           -------------------    -------------------   -------------------    -------------------
(In Millions)                              Pre-tax   After-tax    Pre-tax   After-tax   Pre-tax   After-tax    Pre-tax   After-tax
                                           -------   ---------    -------   ---------   -------   ---------    -------   ---------
Restructuring costs
   Employee severance, retention
     and transition costs                  $    31    $     13    $    23    $     16    $    56    $     28    $    23    $     16
   Transaction costs and fees                   --          --         40          27         --          --         40          27
   LNG charter cancellation and
     restructuring costs                        --          --         --          --         44          22         --          --
                                           -------    --------    -------    --------    -------    --------    -------    --------
      Total restructuring costs                 31          13         63          43        100          50         63          43
                                           -------    --------    -------    --------    -------    --------    -------    --------
Asset impairments and net (gain)/loss
  on sales
   Long-lived assets impairment                421         175         --          --        439         221         --          --
   Equity investments impairment                81          34         --          --        374         189        286         196
   Cost basis investments impairment            --          --         --          --         --          --         56          38
   Long-lived assets net gain on sales         (14)         (6)       (10)         (7)        (8)         (4)       (10)         (7)
   Equity investments net gain on sales        (23)         (9)        --          --        (12)         (6)        --          --
                                           -------    --------    -------    --------    -------    --------    -------    --------
      Total (gain)/loss on assets              465         194        (10)         (7)       793         400        332         227
                                           -------    --------    -------    --------    -------    --------    -------    --------
Western Energy Settlement and related
  expenses                                     138          57         --          --        138          70         --          --
Currency loss on Euro bond offering             --          --         45          31         --          --         45          31
Ceiling test charges                            --          --        234         159         --          --        267         183
                                           -------    --------    -------    --------    -------    --------    -------    --------
      Total charges impacting EBIT             634         264        332         226      1,031         520        707         484
                                           -------    --------    -------    --------    -------    --------    -------    --------
Discontinued operations, net of
  income taxes                                  --         916         --         116         --       1,138         --          56
                                           -------    --------    -------    --------    -------    --------    -------    --------
Cumulative effect of accounting changes,
  net of income taxes                           --          --         --         (14)        --          22         --        (168)
                                           -------    --------    -------    --------    -------    --------    -------    --------
      Total significant items              $   634    $  1,180    $   332    $    328    $ 1,031    $  1,680    $   707    $    372
                                           =======    ========    =======    ========    =======    ========    =======    ========

                                         Second Quarter 2003                     Six Months Ended June 30, 2003
                            --------------------------------------------    -------------------------------------------
                              Pro forma     Significant       Reported        Pro forma      Significant     Reported
                                EBIT           Items            EBIT            EBIT            Items           EBIT
                            ------------    ------------    ------------    ------------    ------------   ------------
Total EBIT by segment
   Pipelines                $        299    $        154    $        145    $        728    $        154   $        574
   Production                        169               1             168             425              13            412
   Merchant Energy                    57             (19)             76             (32)            343           (375)
   Field Services                     23              77             (54)             51              78            (27)
   Corporate and Other               (80)            421            (501)           (128)            443           (571)
                            ------------    ------------    ------------    ------------    ------------   ------------
      Total                 $        468    $        634    $       (166)   $      1,044    $      1,031   $         13
                            ============    ============    ============    ============    ============   ============

                                         Second Quarter 2002                       Six Months Ended June 30, 2002
                            --------------------------------------------    -------------------------------------------
                              Pro forma     Significant       Reported        Pro forma      Significant     Reported
                                EBIT           Items            EBIT            EBIT            Items           EBIT
                            ------------    ------------    ------------    ------------    ------------   ------------
Total EBIT by segment
   Pipelines                $        324   $          1    $        323    $        723   $          1    $        722
   Production                        241            234               7             450            267             183
   Merchant Energy                   134             11             123             446            353              93
   Field Services                     45             (9)             54              96             (9)            105
   Corporate and Other                18             95             (77)             12             95             (83)
                            ------------   ------------    ------------    ------------   ------------    ------------
      Total                 $        762   $        332    $        430    $      1,727   $        707    $      1,020
                            ============   ============    ============    ============   ============    ============